UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2025

AGASSI SPORTS ENTERTAINMENT CORP.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-24970	88-0203976
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1120 N. Town Center Dr #160 Las Vegas, NV	89144
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 400-4005

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01               Entry into a Material Definitive Agreement.

Brand Partner Agreement

On November 22, 2025, Agassi Sports Entertainment Corp. (the “Company,” “us,” “we,” or “our”), entered into Brand Partner Agreement with Stefanie Graf (the “Brand Partner Agreement”), pursuant to which Ms. Graf (a “Brand Partner”) has agreed to serve as a Company advisor, spokesperson, celebrity endorser and brand partner.  Pursuant to the Brand Partner Agreement, the Brand Partner will (i) participate in certain Company projects and initiatives, subject to agreement as to scope and compensation in each instance; (ii) promote the Company’s brand and content through public appearances, interviews, and social media activity, subject to mutual agreement as to each social media post; and (iii) provide advice and consultation upon Company request with respect to the Company’s brand and content.  The Brand Partner has also licensed her image, name and likeness to the Company for use in our public relations, advertising and marketing, on a worldwide basis, subject to the Brand Partner’s right to disapprove of any particular use. The Brand Partner Agreement has a five-year term, subject to extension by mutual agreement.

In consideration for her services under the Brand Partner Agreement, we granted Ms. Graf warrants to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $5.50 per share (the “Graf Warrants”).  The Graf Warrants vested immediately and have a five-year term.  The Graf Warrants are exercisable as to one half of the shares of common stock immediately, and exercisable as to the remaining half of the shares of common stock one year following the grant date.  The Graf Warrants may be exercised either by cash payment or via cashless exercise based on a formula set forth in the Graf Warrants.

The Brand Partner Agreement may be terminated by either party at any time, with or without cause, upon written notice. The Brand Partner Agreement includes customary representations of the parties and confidentiality provisions. The Company may assign its rights under the Brand Partner Agreement to an affiliate or in connection with the bona fide sale of the Company’s business, whether by way of sale, merger or acquisition, but the Brand Partner Agreement is otherwise non-assignable.

The foregoing description of the Brand Partner Agreement and Graf Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of the Brand Partner Agreement and Graf Warrants filed with this Current Report on Form 8-K as Exhibits 10.1, and 4.1, respectively, and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01, above is hereby incorporated by reference into this Item 3.02 in its entirety.

The Company claims an exemption from registration pursuant to Section 4(a)(2) and/or Rule 506 of the Securities Act of 1933, as amended (the “Securities Act”), for the grant of the Graf Warrants since the foregoing grant did not involve a public offering, the recipient was an “accredited investor” and took the securities for investment and not resale, and we took appropriate measures to restrict transfer. The securities are subject to transfer restrictions, and the securities contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom.

If exercised in full, a maximum of 1,000,000 shares of common stock would be issuable upon exercise of the Graf Warrants.

Item 7.01 Regulation FD Disclosure

On November 25, 2025, the Company issued a press release announcing the entry into the Brand Agreement, a copy of which press release is furnished herewith as Exhibit 99.1 and is incorporated into this Item 7.01 by reference.

In accordance with General Instruction B.2 of Form 8-K, the information under this item and Exhibit 99.1 shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall such information be deemed incorporated by reference in any filing under the Securities Act, except as shall be expressly set forth by specific reference in such a filing. This report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Description
4.1*	Common Stock Purchase Warrant dated November 24, 2025, granted by Agassi Sports Entertainment Corp. to Stefanie Graf
10.1*	Brand Partner Agreement dated November 22, 2025, by and between Agassi Sports Entertainment Corp. and Stefanie Graf
99.1**	Press Release dated November 25, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Filed herewith.

** Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Agassi Sports Entertainment Corp.

	By:	/s/ Ronald S. Boreta
Date: November 25, 2025	Name:	Ronald S. Boreta
	Title:	Chief Executive Officer